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                           Interactive Network, Inc.
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                (Name of Registrant as Specified in Its Charter)

             The Committee to Revitalize Interactive Network, Inc.
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                     INTERACTIVE NETWORK SHAREHOLDERS CLAIM
                           TCI SEEKS TO REGAIN CONTROL

MENLO PARK, CA (December 16, 1998) . . . The Committee to Revitalize Interactive Network (CRIN) announced today that David B. Lockton, Chairman of the Committee, has been served with motions filed by Denver-based TCI in the Alameda County Court and the San Mateo County Court petitioning those courts to delay the Interactive Network Inc. (EBB:INNN) shareholders' meeting noticed by 11 shareholders for December 30, 1998. Peter Fritzsche, a member of CRIN, stated "It is now very clear that the unelected incumbents currently running Interactive Network are acting in concert with TCI. These motions are seeking to delay the special meeting called by Mr. Lockton and ten other shareholders until after eight million new shares of our Company's stock can be issued to a Voting Trust set up by the unelected directors, who have appointed themselves as Trustees." TCI's motions allege that allowing the Company to meet and elect directors before these shares are issued to the incumbents is an attempt to subvert the purpose and intent of the Company's Settlement Agreement with TCI.

     According to Fritzche there is no disagreement between the CRIN slate of Directors and the current management of Interactive Network over the implementation of the Settlement Agreement. "The Settlement Agreement is unfortunate, but it is behind us," Fritzche said. "We have stated that we have no intention of doing anything other than implement the Settlement Agreement. This is about delivering control of Interactive Network back to TCI, not about the Settlement Agreement."

     Lockton added, "What TCI has now confirmed in their court filings is incredible. We fought for 3 1/2 years investing well over $1 million of shareholders money in the litigation seeking to retain our intellectual property and the right to operate our Company for the benefit of the shareholders free from TCI influence. It is now clear that TCI is supporting the move by the unelected incumbents to reach an agreement that would pay the unelected incumbents large salaries and issue eight million new shares, thereby ensuring their seats on the Board. By this maneuver, the unelected incumbents and TCI hope to reacquire control of Interactive Network, and with it the intellectual property of the Company, without the shareholders ever having a chance to speak. These recent filings make it crystal clear that the unelected incumbent Board, its current Chairman Bruce Bauer and TCI are now joined in an effort to control the Company at the time of cash disbursement is made and the intellectual property is returned."

     According to Lockton, at a Board meeting today, the unelected incumbents on the Interactive Network Board approved a Reorganization Plan to be implemented after the Bankruptcy Proceedings are concluded. "In the Plan," Lockton said, "they now envision, after ten months, adding persons with relevant experience to go forward, as well as an advisory board to advise them on what to do next. At the meeting the unelected incumbents on the Board also agreed to vest Bauer's $125,000 salary, regardless of how long he remains with the Company, and agreed to grant him a vested option on 900,000 shares of common stock, or three percent of the Company, at $0.21 per share.

     "To my knowledge, Lockton added, "they have not received any formal proposals from outside companies that come close to supporting a $40 million valuation on the technology, which they previously announced. They have misrepresented statements from my deposition taken by TCI's lawyer in the litigation against TCI and confuse the value of the patents on a stand alone basis with the value of a going concern in 1994. They also used my proposal to the Company which offered the future potential of $40 million or more to the shareholders for a going concern (a proposal that they refused to consider) to mislead the shareholders into believing that they have an offer by third parties to support this valuation."

            CRIN's special meeting of shareholders document was mailed on December 7, 1998 to shareholders of record on December 4. The CRIN Committee can be reached through voice mail at 650-299-8815 or email CRINNN@aol.com.

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